Exhibit 10.17
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                                    AGREEMENT

         The parties to this Agreement are James P. Shine ("Shine"), Bickford's Family Restaurants, Inc. ("Bickford's"), and ELXSI. The parties mutually desire to resolve certain issues and claims between them arising out of or relating to
(i) a certain letter agreement between Shine and ELXSI (and others) dated December 11, 2001 (the "2001 Agreement"), and (ii) that litigation captioned James P. Shine v., Bickford's Family Restaurants, Inc. and ELXSI and having Middlesex Superior Court Docket No. 02-04975 (the "litigation").

         Accordingly, the parties make the representations, promises, agreements, and undertakings set forth below.

         1. ELXSI shall (i) continue to make all payments of interest in the amounts, and at the times, due under the 2001 Agreement for the duration of this Agreement, and (ii) pay all other amounts when due under this Agreement.

         2. The parties will execute and file, in substantially the form attached hereto as Exhibit "A", a stipulation dismissing with prejudice the Counterclaim filed by Bickford's and ELXSI in the litigation.

         3. The parties will sign and file, in substantially the form attached hereto as Exhibit "B", a stipulation waiving and dismissing with prejudice the affirmative defenses labeled First through Seventh in the Answer filed by Bickford's and ELXSI in the litigation.

         4. Except as provided in this Agreement, the parties agree that the litigation will proceed in the ordinary fashion, with the parties using their best efforts to maintain the litigation pending in Middlesex Superior Court, within good faith adherence to the rules of that Court, deferring any final adjudication until March 1, 2007 or such earlier date as may be required by the Court. After such date, Shine shall be free to seek a judgment in the litigation and enforce any resulting execution without further notice or delay.

         5. Shine will file and present in the litigation, in substantially the form attached hereto as Exhibit "C", a motion for real estate attachment in the amount of $784,589 on specified and agreed real and personal property owned by Bickford's and located in Kingston, Massachusetts (the "Kingston property"); Bickford's and ELXSI will provide Shine, in advance of the filing of the motion for attachment on the Kingston property, with written assents by their counsel to the granting of that motion.

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         6. At least 90 days after the recording of the writ of attachment on the Kingston property in the Plymouth County Registry of Deeds, but no more than 120 days after that event, and provided that no default with respect to the obligations of Bickfords or ELXSI shall have occurred under this Agreement, Shine will execute and deliver to Bickford's and ELXSI; (i) a discharge, in substantially the form attached hereto as Exhibit "D", of the attachment granted him in this action on December 3, 2002 as it pertains to real property owned by Bickford's in Burlington and Waltham, Massachusetts, and (ii) an executed authorization to be countersigned by ELXSI and Bickford's and delivered to the Escrow Agent under the Escrow Agreement attached hereto as Exhibit "E", permitting the release of the escrow funds held thereunder to Bank of America.

         7. Any breach by Bickford's or ELXSI of any of their representations, warranties, promises, agreements or undertakings in this Agreement shall make Shine's obligations under this Agreement void and of no effect, and Shine may thereafter, at his discretion, among other available remedies for such breach, seek a judgment in the litigation and enforce any resulting execution without further notice or delay.

         8. Bickford's and ELXSI represent and warrant that (i) the Kingston property has a current assessed value of $767,000 (pursuant to the current tax bill for the Kingston Property), and that (ii) the sole encumbrance presently of record as to the Kingston property is a mortgage given by Bickford's to Citizens Bank in the current outstanding principal balance of approximately $338,938.54 (the "Citizens' mortgage").

         9. Bickfords and ELXSI represent and warrant that they will not voluntarily encumber, nor suffer any involuntary encumbrance upon, the Kingston property at any time after the date of this Agreement, other than (i) to permit the recording of the new attachment referenced in paragraph 5 above at the Plymouth County Registry of Deeds, or (ii) as permitted in paragraphs 10 and 11 below.

         10. Bickford's and ELXSI covenant and agree that, if the current Citizens' mortgage encumbering the Kingston property is refinanced, (i) the new principal balance of such refinanced mortgage will not exceed its present principal, and (ii) it will incorporate amortization terms substantially the same as provided in the Citizen's mortgage and the note secured thereby.

         11. Any default by Bickford's or ELXSI under the Citizens' mortgage, or under any related instrument of financial obligation (including, any refinancing thereof permitted under this Agreement), which default continues beyond any applicable period of notice and/or grace, if any, shall constitute a default by

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such parties under this Agreement and make Shine's obligations under this
Agreement void and of no effect, and Shine may thereafter, at his discretion, seek judgment in the litigation and enforce any resulting execution without further notice or delay.

         12. ELXSI and Bickford's hereby make the following additional representations and warranties to and for the benefit of Shine:

         A. Due Diligence Deliveries. Simultaneously with or prior to the execution of this Agreement, ELXSI and Bickford's have provided Shine with true and correct copies of each of the following items:

            (i) the most recent title insurance policy, in Bickford's and/or ELXSI's possession or control, showing title to the Kingston property. The foregoing title insurance policy shall be updated and endorsed through the date of the recording of the writ of attachment against the Kingston property contemplated by paragraph 5 above, at Bickford's and/or ELXSI's expense, to confirm that title to the Kingston property is as warranted in this Agreement.

            (ii)  all existing environmental assessment reports, or other reports regarding the possible presence of hazardous materials on, or in the vicinity of, the Kingston property, in Bickford's and/or ELXSI's possession or control.

            (iii) the most recent surveys, or other plans (including any building plans) depicting the Kingston property, in Bickford's and/or ELXSI's possession or control.

            (iv)  the Citizens' mortgage and the note secured thereby.

            (v) the most current appraisal and copies of all other existing appraisals of the Kingston property in Bickford's or ELXSI's possession or control.

            (vi) the so-called "Sign Agreement" relating to the sign shared with the adjacent motel operator, together with all other contracts relating to the use, maintenance, and other aspects of the operation of the Kingston property.

         Except as disclosed in the foregoing items, neither ELXSI nor Bickford's has any knowledge of (i) any hazardous materials being present at the Kingston property, (ii) any other condition that might adversely affect the current use or operation of the Kingston property in any material manner, or
(iii) any other condition, circumstances or other event that might adversely affect the value of the Kingston property.

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         B. Compliance with Law. Neither Bickford's nor ELXSI has received any notice that Kingston property, as presently constructed or used, violates any applicable Federal or state law or governmental regulation or any local ordinance, order or regulation including, but not limited to, laws, regulations or ordinances relating to use and occupancy, subdivision control, fire protection, health, sanitation and protection of the environment. Neither ELXSI nor Bickford's has received any notice that the Kingston property fails to comply with any zoning laws or regulations or that any such zoning laws or regulations do not permit the use of the Kingston property as presently used.

         C. Proceedings. Neither Bickford's nor ELXSI has received any notice of any actions or proceeding instituted or pending before any court, administrative agency or arbitrator against either Bickford's or ELXSI, or otherwise relating to the Kingston property (including, in particular without limitation, any eminent domain or condemnation proceedings), and to the best of such party's knowledge, there are no such actions or proceedings threatened.

         D. Underground Storage Tanks. To the best of ELXSI's and Bickford's knowledge and belief (i) there are no underground oil storage tanks located on the Kingston property and (ii) there has been no release of any oil or other hazardous or toxic material on or in the vicinity of the Kingston property.

         E. Authority, Etc. Bickford's is the sole owner of the Kingston property and each of Bickford's and ELXSI has the legal right, power and authority to enter into this Agreement and perform all of its respective obligations hereunder. The execution and delivery of this Agreement and the performance by each of Bickford's and ELXSI of their obligations hereunder do not conflict with or result in the breach of any terms, conditions, or provisions of any presently outstanding operative order, judgment, writ, injunction or decree of any court or governmental authority or agreement or instrument to which either Bickford's or ELXSI is a party or by which the Kingston property is subject.

         13. ELXSI and Bickford's hereby covenant and agree that they shall continue to operate and maintain the Kingston property in the ordinary course of business consistent with prudent business practices throughout the term of this Agreement by, including, without limitation: (i) keeping the Kingston property and all improvements thereon insured in accordance with the requirements of the Citizens' mortgage (or any subsequent mortgage); (ii) maintaining the Kingston property in good repair; (iii) sending Shine copies of monthly operating statements (before the 15th of the following month), together with any other financial information, if any, required under the Citizens' mortgage (or any

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subsequent mortgage); (iv) sending Shine evidence of insurance in force on a yearly basis; (v) paying all real estate and other taxes due on a timely basis;
(vi) sending Shine evidence of payment of all taxes within ten (10) days of when due. In the event of any casualty, Bickford's and ELXSI shall restore the Kingston property to substantially its original condition provided that if the holder of the Citizen's mortgage (or any subsequent mortgage) refuses to release the proceeds of the required insurance for such purposes, then any surplus insurance proceeds remaining after satisfaction of the Citizen's mortgage shall be paid, in escrow, to Shine's counsel, as additional security for the benefit of Shine pending final resolution of the litigation.

         14. In consideration of the undertakings by Shine in this Agreement, Bickford's and ELXSI further agree that: (i) the amount now due Shine in the litigation (the "Obligation") is $784,589, consisting principally of all amounts due Shine under the 2001 Agreement; (ii) the Obligation also reflects satisfaction of a certain promissory note executed by Shine and dated October 17, 1997 (copy attached as Exhibit "F"); (iii) the Obligation also reflects satisfaction by Shine of all other obligations relating to the 2001 Agreement, including appraisal costs, accrued interest, and any other costs; and (iv) the Obligation is independent of reimbursement by Bickford's and ELXSI to Shine of his attorneys' fees and costs incurred to date, and paid with the execution of this Agreement in the amount of $27,500 (estimated through closing of this Agreement and the recording of the Attachment which is Exhibit "B").

         15. In consideration of the execution of this Agreement, and in addition to the Obligation, Bickford's and ELXSI agree to (i) pay Shine interest at 7% per annum, on a quarterly basis, on the Obligation until satisfied, and
(ii) reimburse Shine, at the time of satisfaction of all obligations in this Agreement, for his reasonable attorneys' fees and costs accrued in connection with the litigation and/or implementing this Agreement between the date hereof and such date of satisfaction.

         16. Bickford's and ELXSI shall also pay on demand all costs, including court costs and reasonable attorney's fees paid or incurred by Shine in connection with enforcing the obligations of Bickford's and ELXSI hereunder, including, without limitation, all costs relating to enforcement of the attachment granted hereunder against the Kingston property.

         17. Bickfords and ELXSI shall promptly notify Shine in writing of the occurrence of any event which would make any of the representations or warranties set forth in this Agreement untrue, false or misleading as a result of any such event.

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         18. The obligations of each of Bickford's and ELXSI hereunder shall be joint and several and binding on their respective successors and assigns. This Agreement may only be terminated, modified or otherwise altered only by a writing signed by each of the parties hereto.

         IN WITNESS WHEREOF each of the undersigned has executed this Agreement as a Massachusetts instrument under seal.

James P. Shine                      Bickford's Family Restaurants, Inc.


/s/ James P. Shine                  By: /s/ Kevin P. Lynch
-------------------------------         -------------------------------
                                    Its: Vice President


                                    ELXSI


                                    By: /s/ Kevin P. Lynch
                                        -------------------------------
                                    Its: Vice President


James P. Shine,                     BICKFORD'S FAMILY RESTAURANTS,
By his attorney,                    INC. AND ELXSI
                                    By their attorney,

/s/ Steven S. Broadley              /s/ Stephen A. Izzi
-------------------------------     -----------------------------------
Steven S. Broadley, BBO #542305     Stephen A. Izzi, BBO# 547488
Posternak Blankstein & Lund LLP     Holland & Knight
100 Charles River Plaza             One Financial Plaza, Suite 1800
Boston, MA  02114                   Providence, RI  02903
(617) 973-6100                      401-824-5146

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